Exhibit 99.1

Date: November 3, 2026	CorVel Corporation
5128 Apache Plume Road
Suite 400
Fort Worth, TX 76109

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
www.corvel.com

CorVel Announces Revenues and Earnings

FORT WORTH, Texas, November 3, 2026 — CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter ended September 30, 2026. Revenues for the quarter were $267 million, an increase from $240 million in the September quarter of 2025. Earnings per share for the quarter were $0.67, compared to $0.54 in the same quarter of the prior year. Revenues for the six months ended September 30, 2026 were $527 million, an increase from $474 million for the six months ended September 30, 2025. Earnings per share for the six months ended September 30, 2026 were $1.31, compared to $1.06 during the six months ended September 30, 2025.

Second Quarter Fiscal Year 2027 Highlights

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Revenue increased 11% to $267 million, compared to second quarter of fiscal year 2026.
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Gross profit increased 24% to $72.3 million, at 27% gross margin, compared to second quarter of fiscal year 2026 gross profit of $58.2 million.
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Diluted earnings per share increased 24% to $0.67, compared to second quarter of fiscal year 2026 diluted earnings per share of $0.54.
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The Company exited the quarter with $270 million of cash, cash equivalents, and no borrowings.
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The Company repurchased $18.1 million of common stock during the quarter.

CorVel generated strong momentum in its workers' compensation and liability businesses through new customer wins and deeper relationships with existing clients. As employers and insurers face greater claim complexity, rising medical costs, and increasing administrative demands, the Company's integrated claims management and managed care model brings together clinical expertise, technology, and cost containment solutions to improve patient outcomes and manage total claim costs.

Technology innovation remains central to CorVel's efforts to modernize claims administration and increase operational capacity. The integration of artificial intelligence into core claims workflows is reducing manual processes and providing adjusters with more timely, actionable information. Recent developments within CareMC and MyCare, a digital self-service portal, are improving communication and access to claim information. Within Network Solutions, the introduction of Marketwise RepricingTM provides a more sophisticated approach to out-of-network medical repricing, while investments in pharmacy benefits management strengthen pricing, network access, and clinical oversight.

CERIS gained further traction among the nation's largest healthcare payers with the implementation of an additional Top 10 national health plan and a strategic partnership providing access to the Blue Cross Blue Shield market. Product development efforts include new Hospital Bill Audit and Professional Claims solutions, extending the scope of CERIS' prepayment services to address complex reimbursement challenges. Together, these initiatives position CERIS to deepen customer relationships, reach new markets, and deliver greater value to health plans seeking improved payment accuracy and control over healthcare expenditures.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the

Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, improved payment accuracy and reducing costs, improving program performance and achieving better outcomes with operational expertise combined with advanced technology. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include but are not limited to factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2026, and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results – Income Statement

Quarters and Six Months Ended September 30, 2026 (unaudited) and September 30, 2025 (unaudited)

Quarter Ended	September 30, 2026	September 30, 2025
Revenues	$267,129,000	$239,643,000
Cost of revenues	194,830,000	181,466,000
Gross profit	72,299,000	58,177,000
General and administrative	26,454,000	22,277,000
Income from operations	45,845,000	35,900,000
Income tax provision	11,758,000	7,994,000
Net income	$34,087,000	$27,906,000
Earnings Per Share:
Basic	$0.67	$0.54
Diluted	$0.67	$0.54
Weighted Shares
Basic	50,545,000	51,314,000
Diluted	50,690,000	51,723,000

Six Months Ended	September 30, 2026	September 30, 2025
Revenues	$527,054,000	$474,354,000
Cost of revenues	386,961,000	359,552,000
Gross profit	140,093,000	114,802,000
General and administrative	50,907,000	43,619,000
Income from operations	89,186,000	71,183,000
Income tax provision	22,874,000	16,042,000
Net income	$66,312,000	$55,141,000
Earnings Per Share:
Basic	$1.31	$1.07
Diluted	$1.31	$1.06
Weighted Shares
Basic	50,675,000	51,333,000
Diluted	50,809,000	51,817,000

CorVel Corporation

Quarterly Results – Condensed Balance Sheet

September 30, 2026 (unaudited) and March 31, 2026

	September 30, 2026	March 31, 2026
Cash	$269,988,000	$233,072,000
Customer deposits	130,464,000	115,706,000
Accounts receivable, net	108,396,000	101,313,000
Prepaid taxes and expenses	11,860,000	12,206,000
Property, net	124,418,000	117,906,000
Goodwill and other assets	42,779,000	41,619,000
Right-of-use asset, net	25,692,000	21,146,000
Total	$713,597,000	$642,968,000
Accounts and taxes payable	$23,563,000	$24,550,000
Accrued liabilities	233,889,000	203,518,000
Long-term lease liabilities	25,643,000	20,687,000
Paid-in capital	279,042,000	268,518,000
Treasury stock	(928,281,000)	(887,716,000)
Retained earnings	1,079,741,000	1,013,429,000
Total	$713,597,000	$642,986,000